Exhibit 99.04

Pazoo Radio Episode 4 Featuring MA & Associates CEO Antonio Del Hierro, Pazoo’s Medical Marijuana Testing Laboratory Partner In Nevada, Now Available At Pazoo.com

Whippany, N.J., November 5, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce its fourth Pazoo Radio episode is now available for download at www.pazoo.com by clicking on the Pazoo Radio tab on the upper right hand side of the home page. On this episode, Pazoo CEO David Cunic and co-host Chris Curran of Fractal Recording welcome Antonio Del Hierro – CEO and President of MA & Associates – who discusses his firm’s recent licensing as an official medical marijuana testing lab in the State of Nevada.

As the major shareholder in MA & Associates (40%), Pazoo is excited about being in on the ground floor of this burgeoning industry. Mr. Del Hierro made it clear that MA & Associates doesn’t grow marijuana or sell marijuana; that the lab’s mission is to ensure that all marijuana products meet high standards for safety and potency, similar to prescription and OTC drugs.

MA & Associates is Pazoo’s first foray into medical marijuana testing. The health and wellness company announced this week that it has increased its stake to 55 percent in Harris Lee, LLC, a firm created to set up medical marijuana testing laboratories across the U.S. and Canada. Now legal in 23 states, including Washington, DC, universal testing of marijuana products has a bright future.

As a reminder, at the upcoming 3rd Annual Marijuana Business Conference & Expo in Las Vegas, Pazoo and MA & Associates will be hosting Pazoo Fest, a party at the New York-New York Hotel and Casino on Nov 13th. If you would like to join us at Pazoo Fest please send your name and email to investor@pazoo.com for details.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: November 5, 2014